 Exhibit 18
November 2, 2022

The Board of Directors
FMC Corporation
Philadelphia, Pennsylvania

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of FMC Corporation and subsidiaries (the Company) for the three and nine months ended September 30, 2022, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1 to those financial statements, the Company changed its method of accounting for the determination of the market-related value of assets for the fixed income asset class within the qualified United States defined benefit plan and states that the newly adopted accounting principle is preferable in the circumstances because it more closely aligns the expected return on plan assets and amortization of net actuarial and other gain and loss expense components with the value reflected in the plan’s funded status. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2021, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP
Philadelphia, Pennsylvania